SECURITIES HAVE NOT REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                                 AMENDMENT NO. 1 TO
                                 7% PREFERRED STOCK
                            SECURITIES PURCHASE AGREEMENT
                         AND RELATED STOCK PURCHASE WARRANT

                       COMMODORE ENVIRONMENTAL SERVICES, INC.
                                         AND
                        COMMODORE APPLIED TECHNOLOGIES, INC.

        THIS AMENDMENT NO. 1 is made as of the 18th day of August, 1997, by and between COMMODORE ENVIRONMENTAL SERVICES, INC. traded on the "Pinksheets" under the "COES" (the "Parent Company"), a corporation, with its principal office at 150 East 58th Street, New York, NY 10155, COMMODORE APPLIED TECHNOLOGIES INC., AMEX symbol "CXI" (the "Subsidiary Company"), a corporation, with its principal office at 150 East 58th Street, New York, NY 10155 and the undersigned (the "Purchaser"), with its principal office at the address set forth below the signature of the Purchaser on the signature page hereof.

        Reference is made to the 7% Preferred Stock Securities Purchase Agreement made as of the 20th day of May, 1997 (the "7% Preferred Stock Securities Purchase Agreement") by and among the parties hereto. All capitalized terms herein are defined as set forth in the 7% Preferred Stock Securities Purchase Agreement or by reference therein.

        Reference is also made to the Stock Purchase Warrant to Purchase 200,000 shares of Common Stock of the Subsidiary Company from COES identified on the signature page of this Amendment No. 1 beneath the signature of the Purchaser (the "Stock Purchase Warrant").

        IN CONSIDERATION of the mutual covenants contained in this Amendment, the Parent Company, Subsidiary Company and the Purchaser agree as follows:

        Section 1. Limitation on Conversions. The 7% Preferred Stock Securities Purchase Agreement is amended by the addition of the following as a new
Section 14:

                "Section 14. Limitation on Conversions. Notwithstanding anything contained in this Agreement, the Stock Purchase Warrant, or the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series "D" Preferred Stock of COES to be filed contemporaneously with the execution and d (as amended and restated, the "Series D Certificate of Designations"), neither the Purchaser nor any subsequent Holder of the COES Preferred Shares may elect to convert into CXI Common Stock more then twenty (20%) percent of the aggregate number (the "Initial Number") of shares of COES Preferred Shares owned by the Purchaser upon the consummation of the acquisition by the Purchaser of the COES Preferred Shares pursuant to this Agreement during any one calendar month, calculated from the first month during which a conversion may occur; provided, that, such limitation on conversion shall be on a cumulative basis so that if, for example, no shares of COES Preferred Shares are converted into CXI Common Stock in any one month, then in the next month 40% of the Initial Number of shares of COES Preferred Shares may be converted into CXI Common Stock. In any event, the rights of conversion set forth in this Section 14 shall be cumulative, so that any shares not converted in any one calendar month may be accumulated with the number of convertible shares in the next calendar month. No transfer or other disposition of COES Preferred Shares by the Purchaser or any subsequent transferee shall be effective unless prior thereto the transferee agrees in writing satisfactory to COES and received by COES to be bound by the terms and conditions of this Section."

        Section 2. Amendment of the Definition of the Term "Conversion Price".
Section 1 of the Agreement is hereby amended by deleting therefrom in its entirety the definition of the term "Conversion Price" and substituting therefor the following:

     "Conversion Price" means an amount equal to a fifteen (15%) percent discount from either the lower of (i) the average of the low prices, or
     (ii) the average of the closing bid prices of the CXI Common Stock as reported by Bloomberg, L.P. ("Bloomberg") for the previous five (5) business days ending on the day before the Conversion Date (the "Average Closing Bid Price"); provided, however, if the Average Closing Bid Price of the CXI Common Stock, as reported by Bloomberg, for any consecutive thirty
     (30) days (such thirtieth day shall be the "First Trigger Date") is equal to or less than $2.00 (the "Floor Average"), the conversion price shall equal $2.00; if the Floor Average for any consecutive thirty (30) days beginning any day after the First Trigger Date is less than $2.00 ("Second Trigger Date"), the conversion price shall equal $1.90; if the Floor Average for any thirty (30) days beginning any day after the Second Trigger Date is less than $1.90 (the

         "Third Trigger Date"), the conversion price shall equal $1.80; if the Floor Average for any consecutive thirty (30) days beginning any day after the Third Trigger Date is less than $1.80 (the "Fourth Trigger Date"), the conversion price shall equal $1.70; if the Floor Average for any consecutive thirty (30) days beginning any day after the Fourth Trigger Date is less than $1.70 (the "Fifth Trigger Date"), the conversion price shall equal $1.60; if the Floor Average for any consecutive thirty (30) days beginning any day after the Fifth Trigger Date is less than $1.60, the conversion price shall equal $1.50. Subject to Section 11.5 herein, in no event shall the Conversion Price be lower than $1.50 per share of CXI Common Stock. If the CXI Common Stock is not traded on the American Stock Exchange, the Average Closing Bid Price shall be the average closing bid price (and if not available, the mean of the high and low prices) of the Common Stock on the over-the-counter-market or the principal national securities exchange or the Nasdaq National Market System or Nasdaq SmallCap Market System on which the CXI Common Stock is traded for the previous five (5) business days ending on the day before the Conversion Date.

         The Conversion Price shall be equitably adjusted accordingly on a pro rata basis in the event of the happening of certain events that would affect the CXI Common Stock or COES Convertible Preferred Stock's value including, but not limited to, forward and reverse stock splits, issuance of stock dividends, subdivision of shares, combinations, reclassifications, or the like (collectively "Reclassifications"). An adjustment made pursuant to this section shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such an event."

                  Section 3. Best Efforts Commitment Regarding Shelf Registration Statement. Section 8.2(a) of the Agreement is hereby deleted in its entirety and the following is substituted therefor as the new Section 8.2(a):

         "use its best efforts to file with the SEC not later than September 15, 1997 a shelf registration statement under the Securities Act on Form S-3, if the Subsidiary Company is eligible to file a registration statement under such form (and if the Subsidiary Company is not eligible to file a registration statement under Form S-3, to file with the SEC a registration statement under the Securities Act on Form S-1 or any other form which is appropriate), to register the Conversion Shares and Warrant Shares, and to use its best efforts to cause such registration statement to be declared effective by the SEC by not later than December 15, 1997. Such registration statement will also cover shares issuable upon conversion of Series A Preferred Stock of CXI sold by CXI pursuant to a certain Stock Purchase Agreement dated as of August 15, 1997;

                  Section 4. Monthly Penalty for Failure to Cause Registration Statement to Become Effective Within Required Time Period. Section 8.2(g) of the Agreement is hereby deleted in its entirety and the following is substituted therefor as a new Section 8.2(g):

         "in the event of the failure of Company to procure registration, in accordance with Section 8.2(a) of this Agreement, of the Conversion Shares and the Warrant Shares prior to any of the dates set forth below in this Section 8.2(g), the Parent Company will pay Purchaser by wire transfer, as liquidated damages for such failure and not as a penalty, for each month or part thereof for which such failure continues or in the event of a Suspension (as defined in Section 8.7) after such date, an amount equal to the following percentages of the Liquidation Preference of all COES Preferred Shares acquired by the Purchaser pursuant to this Agreement which are still owned by such Purchaser and have not been converted:

         Required Effective Date                        Percentage
         -----------------------                        ----------
         On or before November 19, 1997                    1%
         Between November 20 and
          December 19, 1997                                2%
         After December 20, 1997                           3%

         If the Parent Company does not remit the damages to the Purchaser as set forth above, the Parent Company will pay the Purchaser reasonable costs of collection, including attorneys fees, in addition to the liquidated damages. Such payment shall be made to the Purchaser if due, monthly in arrears. The payment of such liquidated damages shall not relieve the Subsidiary Company from its obligations to register the Conversion Shares and Warrant Shares pursuant to this provision and shall not affect or limit Purchaser's other rights or remedies as set forth in this Agreement. The "Liquidation Preference" for a Share shall equal $100 (subject to adjustments for Reclassifications), plus all accrued and unpaid dividends (which shall accrue through the Conversion Date, Redemption Date or the date liquidated damages are paid, as applicable) and any then unpaid liquidated damages (interest on which shall accrue at a rate of 2% per month) arising under Sections 8.2(g),
         10.2 or 10.6. Notwithstanding the foregoing, the liquidated damages shall be limited to 1% per month or any portion thereof if the delay in effectiveness of the registration statement beyond November 19, 1997 or the Suspension thereafter shall be for reasons outside the control of the COES or CXI."

                  Section 5. Amendment of Series D Certificate of Designations. COES covenants and agrees to cause the Series D Certificate of Designations to be amended promptly following the execution and delivery of this Amendment by deleting Section 7 thereof in its entirety and inserting the following as a new
Section 7 in place thereof:

         "Voting Rights.

                  (a) Class Voting Rights. The Series D Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 7(b) hereof). So long as any shares of the Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking prior to or on a parity with the Series D Preferred Stock, with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series D Preferred Stock, whether by merger, consolidation or otherwise, so as to affect materially and adversely any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, or pay cash dividends on, shares of the Company's Junior Stock; or (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences privileges or voting powers.

                  (b) General Voting Rights. Except with respect to transactions upon which the Series D Preferred Stock shall be entitled to vote separately as a class pursuant to Section 7(a) above and except as otherwise required by Delaware law, the Series D Preferred Stock shall vote together with the Common Stock and not as a separate class on any transaction with respect to which the Common Stock is entitled to vote pursuant to applicable Delaware law or the Certificate of Incorporation. Each share of Series D Preferred Stock shall be entitled to a number of votes per share equal to (i) one (1) multiplied by (ii) the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible on the record date used to determine share eligible to vote on such transaction."

The amendment of the Series D Certificate of Designations will also designate the number of shares constituting the Series D Preferred Stock to be 100,000, rather than 60,000. Upon amendment as aforesaid, the Series D Certificate of Designations will be restated in the form of Exhibit A hereto. By executing and delivering this Amendment, the Purchaser hereby approves and consents to the foregoing amendment and restatement of the Series D Certificate of Designations.

                  Section 6. Grant of Voting Rights to Holders of COES Warrants.
Section 7 of the COES Warrants issued and delivered to the Purchaser pursuant to the Agreement is hereby deleted in its entirety and the following is substituted therefor as a new Section 7:

                  "Voting Rights. This Warrant does not entitle the holder hereof to any rights as a shareholder of the Subsidiary Company prior to the exercise hereof except for the voting rights set forth in this paragraph. If, however, at the time of the surrender of this Warrant and purchase the holder hereof shall be entitled to exercise this Warrant, the shares so purchased shall be and shall be deemed to be transferred and reissued to such holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised. Prior to the date of such exercise and except as otherwise required by applicable Delaware law, the holder of this Warrant shall vote together with the Common Stock and not as a separate class on any transaction with respect to which the Common Stock is entitled to vote pursuant to applicable Delaware law or the Certificate of Incorporation. Each Warrant shall be entitled to a number of votes per share equal to (i) one (1) multiplied by (ii) the number of shares of Common Stock which may be acquired upon exercise of this Warrant if the same were exercisable and were so exercised on the record date used to determine shares eligible to vote on such transaction."

                  Section 7. Additional COES Warrants. Effective as of the execution and delivery of this Amendment, the Purchaser shall receive 5 additional COES Warrants (the "Additional COES Warrants") for each 2 shares of COES Preferred Shares acquired by the Purchaser on the closing date pursuant to the Agreement. Promptly after the execution and delivery of this Amendment, COES and the Subsidiary Company shall cause certificates evidencing such Additional COES Warrants to be issued and delivered to the Purchaser. The Additional COES Warrants shall be on terms identical to those of the already outstanding COES Warrants except that the Additional COES Warrants shall be subject to Section 8 of this Amendment. The shares of CXI Common Stock underlying the Additional COES Warrants shall be included in the registration statement to be filed pursuant to
Section 8.2(a) of the Agreement.

                  Section 8. Reset of Exercise Price of COES Warrants and Additional COES Warrants. Notwithstanding anything to the contrary in the COES Warrants or the Additional COES Warrants, the exercise price of the COES Warrants and the Additional COES Warrants shall be reset on the first anniversary date of issuance of the Additional COES to an exercise price which shall be equal to the lesser of (i) the exercise price in effect immediately prior to such anniversary date, or (ii) 110% of the closing bid price of the CXI Common Stock on the day immediately prior to such first anniversary date of issuance, as reported by Bloomberg. Furthermore, if at any time after the first anniversary of the date of issuance of the Additional COES Warrants, the closing price of the CXI Common Stock for any period of ten (10) consecutive trading days or more shall be less than fifty percent (50%) of the closing price of the CXI Common Stock on the day immediately preceding the first anniversary of the date of issuance of the Additional COES Warrants, the exercise price of the COES Warrants and the Additional COES

Warrants shall be further reset to 50% of the closing price of the CXI Common Stock on the day immediately prior to the first anniversary of the date of issuance of the Additional COES Warrants. The aforesaid 50% reset provision shall be applicable, if at all, on only one occasion. The foregoing reset provisions expire if the CXI Common Stock trades at a price of $10.00 or more at any time, commencing ninety (90) days after the effective date of the registration statement filed pursuant to Section 8.2(a) of the Agreement. In the event that, at any time and from time to time from and after the date hereof, there shall occur any stock dividend, stock split, combination of shares, recapitalization or other such event relating to the then outstanding CXI Common Stock, then all of the foregoing price calculations and amounts will be appropriately arithmetically adjusted. The COES Warrants are hereby amended to incorporate the provisions of this Section 8.

        Section 9. Further Issuance of Warrants. If, but only if, COES consummates during 1997 the purchase of 50% or more of the voting capital stock of Lanxide Corporation, COES shall promptly issue to the holders of the then outstanding shares of COES Series D Preferred Stock, in proportion to their interests therein, three (3) year warrants for such holders, in the aggregate, to purchase, in the aggregate, three percent (3%) of the total number of shares of Lanxide Corporation common stock and common stock equivalents so acquired by COES at the same price per share paid by COES (which is presently estimated to be approximately $7.41 per share but which may change in negotiations). The form of warrant shall contain customary terms and provisions. In addition to the foregoing, COES hereby covenants and agrees that

        (a) the holders of the warrants to purchase Lanxide common stock and common stock equivalents shall be entitled to the benefits of Rule 144, as promulgated under the Securities Act of 1933, as amended, and,

        (b) if for any reason, Rule 144 shall not be available to such holders on a date which shall be not later than one year from the date of issuance of such warrants, COES shall cause Lanxide to file and use its best efforts to cause to be declared effective by the Commission, a registration statement registering the Lanxide common stock or other common stock equivalents for sale under the Securities Act.

        Section 10. Instruments Remain in Full Force and Effect. The Agreement and the COES Warrants remain in full force and effect, without amendment except as expressly set forth in this Amendment. Without in any way limiting the foregoing, the interpretation and enforcement of this Amendment shall be governed by the applicable enforcement and interpretation (including governing law) provisions of the Agreement. Furthermore, the Purchaser is specifically and expressly deemed to have restated the Purchaser's representations and warranties concerning investor suitability, adequate access to information, due diligence by the Purchaser, and investment intent. The Purchaser expressly reaffirms the Purchaser's agreement that the securities issued pursuant to the Agreement, as amended hereby, shall be legended and restricted as set forth in the Agreement, as amended hereby.

        Section 11.  Miscellaneous.

        11.1 Headings. The headings of the various sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be part of this Amendment.

        11.2 Governing Law/Jurisdiction. This Amendment will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the Securities Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the courts of or located in the State of New York, specifically the Southern District of New York and/or the Supreme Court of the state of New York in connection with any dispute arising under this Amendment and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Amendment obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. In addition, the parties agree that the party against whom such judgment was obtained will pay the legal fees of the party obtaining such judgment. Each party to this Amendment irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in the Agreement. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

        11.3 Counterparts/Facsimile. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. In lieu of the original, a facsimile transmission copy of the original shall be as effective and enforceable as the original.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives the day and year first above written.

                                     COMMODORE ENVIRONMENTAL SERVICES, INC.


                                     By  /s/ Paul E. Hannesson
                                       ------------------------------------


                                     COMMODORE APPLIED TECHNOLOGIES, INC.


                                     By  /s/ Michael D. Fullwood
                                       ------------------------------------


                                     Purchaser: OKEMO PARTNERS LIMITED


                                     By  /s/
                                       ------------------------------------
                                     Name:
                                     Title:
                                     Purchaser's Address: 85 Old Long Ridge Road
                                                          Suite A7
                                                          Stamford, CT 06903

                                     Warrant No. 97-D2

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives the day and year first above written.

                                     COMMODORE ENVIRONMENTAL SERVICES, INC.


                                     By  /s/ Paul E. Hannesson
                                       ------------------------------------


                                     COMMODORE APPLIED TECHNOLOGIES, INC.


                                     By  /s/ Michael D. Fullwood
                                       ------------------------------------


                                     Purchaser:  AMERICAN INVESTMENT  GROUP
                                                 OF NEW YORK, L.P.


                                     By  /s/
                                       ------------------------------------
                                     Name:
                                     Title:
                                     Purchaser's Address: 85 Old Long Ridge Road
                                                          Suite A7
                                                          Stamford, CT 06903

                                     Warrant No. 97-D3

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives the day and year first above written.

                                     COMMODORE ENVIRONMENTAL SERVICES, INC.


                                     By  /s/ Paul E. Hannesson
                                       ------------------------------------


                                     COMMODORE APPLIED TECHNOLOGIES, INC.


                                     By  /s/ Michael D. Fullwood
                                       ------------------------------------


                                     Purchaser: MILTON PARTNERS


                                     By  /s/
                                       ------------------------------------
                                     Name:
                                     Title:
                                     Purchaser's Address: 165 Mason Street
                                                          Greenwich, CT 06830

                                     Warrant No. 97-D1